Exhibit 3.1

ARTICLES OF INCORPORATION

OF

ARC GROUP, INC.

ARTICLE I

NAME

The name of the corporation is ARC Group, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The name of the registered agent of the Corporation is CSC Services of Nevada, Inc.  The address, including street, number and city, of the registered agent of the Corporation in the State of Nevada is 2215-B Renaissance Drive, Las Vegas, NV 89119.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful acts or activities for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV

PERPETUAL EXISTENCE

The Corporation shall have a perpetual existence.

ARTICLE V

INCORPORATOR

The name and address of the incorporator executing these Articles of Incorporation is:

Richard W. Akam
212 Guilbeau Road
Lafayette, LA 70506

ARTICLE VI

DIRECTORS

The name and address of the directors constituting the initial board of directors is:

Fred D. Alexander	Ketan B. Pandya
212 Guilbeau Road	212 Guilbeau Road
Lafayette, LA 70506	Lafayette, LA 70506

The number of directors that constitute the board of directors of the Corporation, and the manner in which the number of directors may be increased or decreased, shall be designated as set forth in the Bylaws of the Corporation (the “Bylaws”).

ARTICLE VII

CAPITAL STOCK

(a)           Capitalization.  The total number of shares of capital stock that the Corporation is authorized to issue is one hundred ten million (110,000,000), consisting of: (i) one hundred million (100,000,000) shares of Class A common stock, par value $0.01 per share (“Common Stock”); and (ii) ten million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

(b)           Common Stock.

(i)           Relative Rights of Common Stock and Preferred Stock.  All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

(ii)          Fully-Paid and Nonassessable Shares.  All shares of Common Stock that are issued by the Corporation shall be fully-paid and nonassessable shares of Common Stock.  No holder of Common Stock shall be individually liable for the debts, liabilities or other obligations of the Corporation, and no Common Stock issued by the Corporation as fully-paid shall ever be assessable or assessed.

(iii)         Voting Rights.  Except as otherwise required by law or these Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.  Holders of Common Stock shall not be entitled to cumulative voting of their shares.

(iv)         Dividends.  Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends, when and if declared by the board of directors, out of the assets of the Corporation that are legally available therefor, payable either in cash, in property or in shares of capital stock.

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(v)          No Pre-Emptive Rights or Further Assessments.  The holders of shares of Common Stock shall have no preemptive, subscription, redemption or conversion rights, and shall not be subject to any sinking fund provisions or any further assessments.

(vi)         Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or these Articles of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

 (c)           Preferred Stock.  The board of directors is expressly authorized to issue, from time to time, in one or more series, shares of Preferred Stock and, in the resolution or resolutions providing for such issue, establish for each such series the number of shares, the designations, powers, privileges, preferences and rights, if any, of the shares of such series, and the qualifications, limitations and restrictions, if any, of such series, to the fullest extent permitted by the Nevada Revised Statutes as the same exists or may hereafter be amended.  The board of directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE VIII

ACQUISITION OF CONTROLLING INTEREST

The Corporation hereby expressly elects to not be governed by Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded or replaced by any successor section, statute or provision.  No amendment to or repeal of these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this Article VIII, shall apply to, or have any effect on, any transaction involving an acquisition of a controlling interest occurring prior to such amendment or repeal.

ARTICLE IX

COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation hereby expressly elects to not be governed by Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded or replaced by any successor section, statute or provision.  No amendment to or repeal of these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this Article IX, shall apply to, or have any effect on, any transaction involving a combination with an interested stockholder occurring prior to such amendment or repeal.

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ARTICLE X

INDEMNIFICATION AND LIABILITY OF OFFICERS AND DIRECTORS

(a)           Indemnification and Advancement of Expenses.

(i)           Indemnification.  The Corporation shall, to the fullest extent permitted by the Nevada Revised Statutes, indemnify any person who is or was made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an officer or director of the Corporation, or, while such person is or was serving as an officer or director of the corporation, such person is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding.

(ii)          Advancement of Expenses.  The Corporation shall, to the fullest extent permitted by the Nevada Revised Statutes, advance to any person who is or was made a party to, or is threatened to be made a party to, any threatened, pending or completed civil or criminal action, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation, or, while such person is or was serving as an officer or director of the corporation, such person is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, all expenses incurred by such officer or director in defending against such action, suit or proceeding as they are incurred and in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such officer or director to repay the amount if it is ultimately determined by a court that such officer or director is not entitled to be indemnified by the Corporation.

(iii)         Additional Rights.  In the event the Nevada Revised Statutes are hereafter amended to permit the Corporation to provide broader rights to indemnification or advancement of expenses to officers or directors of the Corporation than those provided herein, then the rights of officers and directors to indemnification and advancement of expenses, in addition to the rights of officers and directors to indemnification and advancement of expenses provided herein, shall be broadened to the fullest extent permitted by the Nevada Revised Statutes as so amended.  The rights to indemnification and advancement of expenses granted in this Article X shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under these Articles of Incorporation, the Bylaws, any agreement, any vote of stockholders or directors, or otherwise.

(b)           Limitations on Liability.  To the fullest extent permitted by the Nevada Revised Statutes, an officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as an officer or director of the Corporation.  In the event the Nevada Revised Statutes are hereafter amended to further limit or eliminate the liability of officers or directors, then the liability of officers and directors of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited or eliminated to the fullest extent permitted by the Nevada Revised Statutes as so amended.  The limitations on personal liability granted under this Article X shall not be deemed exclusive of any other limitations on personal liability to which a person may be entitled under these Articles of Incorporation, the Bylaws, any agreement, any vote of stockholders or directors, or otherwise.

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(c)           Amendment or Repeal.  Neither any amendment nor repeal of this Article X, nor the adoption of any provision of these Articles of Incorporation that is inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any action, suit or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of such inconsistent provision.

ARTICLE XI

BYLAWS

In furtherance of, and not in limitation of, the powers conferred by statute, subject to the provisions of these Articles of Incorporation, the power to adopt, amend or repeal the Bylaws shall be vested exclusively with the board of directors of the Corporation.  The stockholders of the Corporation shall have no power to adopt, amend or repeal the Bylaws.

ARTICLE XII

AMENDMENTS TO ARTICLES OF INCORPORATION

From time to time any of the provisions of these Articles of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted in the manner and at the time prescribed by said laws.  All rights at any time conferred upon the stockholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article XII.

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IN WITNESS WHEREOF, the Incorporator has signed these Articles of Incorporation this 11th day of June, 2014.

/s/ Richard W. Akam
Richard W. Akam
Sole Incorporator

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